ANDREW CORPORATION REPORTS THIRD QUARTER RESULTS

ORLAND PARK, IL, July 16,1997--Andrew Corporation (NASDAQ: ANDW) today reported results for the third fiscal quarter and nine months ended June 30, 1997.

Third quarter sales from continuing operations rose 10% to $208.9 million, while orders declined 5% from last year. The company said it continued to see significant strength in its core markets, but third quarter orders declined from last year's levels due mainly to sluggishness in the U.S. personal communications services (PCS) market and weakness in the European cellular accessories market.

Net income for the quarter was $7.7 million or $.08 per share. Excluding a restructuring charge of $.04 per share and a charge for discontinued operations of $.19 per share, third quarter net income would have been $27.1 million, up 13% and earnings per share would have been $.30, up 15%.

Floyd L. English, chairman, president and chief executive officer, said,"We were disappointed with the lack of order growth in the June quarter, but remain positive about our long-term market opportunities and our ability to excel in the global market. Our cellular, broadcast, and land mobile markets led the quarter's sales growth and we're encouraged that all of our international cellular markets posted double digit growth rates and more than offset a soft domestic PCS market."

"We also made the difficult decision to exit certain businesses whose performance has not met our revenue growth and profitability expectations. We are discontinuing the network products business, which resulted in a $17.2 million or $.19 per share charge in the June quarter. We are also significantly restructuring our European wireless products business and phasing-out of our fiber optic sensors and global messaging development activities. This restructuring resulted in a pre-tax charge of $5.2 million or $.04 per share in the June quarter." Nine month sales from continuing operations rose 19% to $636.9. Orders for the nine months were up 13%. Net income was $57.6 million or $.63 per share. Excluding the restructuring charge and the charge for discontinued operations, net income for the nine months would have been $77.0 million, up 30% and earnings per share would have been $.84, up 31%.


                                CONSOLIDATED CONDENSED FINANCIAL DATA
                       (Unaudited- Amounts in thousands except per share data)
                                        Three Months Ended                 Nine Months Ended
                                             June 30                          June 30
----------------------------------------------------------------------------------------------------
                                        1997            1996               1997           1996
                                        ----            ----               ----           ----



Sales                                   $208,911        $189,907           $636,853       $535,818
Income from continuing
  operations before income taxes          38,398 <F1>     38,493            118,470 <F1>    96,143
Income Taxes                              13,439          13,887             41,465         34,614
                                        --------        --------           --------       --------
Income from continuing
  operations                              24,959          24,606             77,005         61,529
Discontinued operations                   17,221             599             19,416          2,319
                                        --------        --------           --------       --------

Net income                                 7,738          24,007             57,589         59,210

Income from continuing
  operations per share                       .27 <F1>        .27                .84 <F1>       .67
Net income per share                         .08 <F2>        .26                .63 <F2>       .64

Orders                                   200,335         210,898            640,020        564,692
Twelve month backlog                     149,309         154,694                ---            ---
Total backlog                            155,650         167,750                ---            ---
Avg shares outstanding                    91,627          91,976             91,953         91,872



<F1> Includes pre-tax restructuring charge of $5,150 ($.04 per share).
<F2> Includes $.19 and $.21 per share for discontinued operations for the three months and nine months ended June 30, 1997, respectively.

"FORWARD LOOKING STATEMENTS
This press release contains forward looking statements. We caution our stockholders that these statements reflect our current best judgment, and are subject to risks and uncertainties that could cause actual results to vary materially. Factors that may cause actual results to differ from expected results include, but are not limited to, company competitive performance, industry conditions and international economic trends."

Andrew Corporation is a global supplier of communications systems equipment and services. Major markets are wireless communications--which includes cellular personal communications systems, and land mobile radio--broadcast and common carrier. Andrew is an S&P 500 company listed on the Nasdaq National Market System under the symbol: ANDW.